Exhibit 99.1

Ally Financial Declares Dividends on Preferred Stock

DETROIT (Jan. 8, 2014) - The Ally Financial Inc. (Ally) board of directors has declared quarterly dividend payments for certain outstanding preferred stock. Each of these dividends were declared by the board of directors on Jan. 2, 2014, and are payable on Feb. 18, 2014.

A quarterly dividend payment was declared on Ally's Fixed Rate Cumulative Perpetual Preferred Stock, Series G, of approximately $46.6 million, or $18.08 per share, and is payable to shareholders of record as of Feb. 1, 2014. Additionally, a dividend payment was declared on Ally's Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of approximately $22 million, or $0.53 per share, and is payable to shareholders of record as of Feb. 1, 2014.

About Ally Financial

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $150.6 billion in assets as of Sept. 30, 2013, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com